NL Industries, Inc.                      Contact:   Gregory M. Swalwell
Three Lincoln Centre                                Vice President, Finance
5430 LBJ Freeway, Suite 1700                        and Chief Financial Officer
Dallas, TX  75240-2697                              (972) 233-1700
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                                  News Release
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FOR IMMEDIATE RELEASE
                        NL REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS...August 5, 2004...NL Industries, Inc. (NYSE:NL) today reported net income for the second quarter of 2004 of $179.0 million, or $3.70 per diluted share, compared with net income of $28.8 million, or $.60 per diluted share, in the second quarter of 2003. For the first six months of 2004, the Company reported net income of $183.1 million, or $3.79 per diluted share, compared with net income of $38.3 million, or $.80 per diluted share, in the first six months of 2003. The primary reason for the increase in net income in the 2004 periods is due to certain income tax benefits, as described herein.

The Company conducts its titanium dioxide pigments ("TiO2") business through Kronos Worldwide, Inc. Kronos' sales of $295.8 million in the second quarter of 2004 were $29.2 million, or 11%, higher than the second quarter of 2003, and sales increased $39.5 million, or 8%, to $559.1 million for the first six months of 2004 as compared to the first six months of 2003, as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $13 million and $35 million, respectively, and higher TiO2 sales volumes more than offset the impact of lower average TiO2 selling prices.

The Company's operating results in the second quarter of 2004 include income of $6.3 million ($.04 per diluted share, net of income taxes and minority interest) related to Kronos' settlement of a contract dispute with a customer. Kronos' TiO2 segment profit (see description of non-GAAP information below) for the second quarter of 2004 was $40.1 million compared with $35.5 million in the second quarter of 2003, and was $66.4 million for the first six months of 2004 compared with $69.7 million for the first six months of 2003. In addition to the favorable effect of the contract dispute settlement, segment profit comparability was principally impacted by fluctuations in foreign currency exchange rates, which favorably impacted segment profit comparability by approximately $6 million and $8 million for the quarter and year-to-date periods, respectively, the higher sales volumes and the lower average TiO2 selling prices.

Kronos' average selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) during both the second quarter and first six months of 2004 were 5% lower than the respective periods of 2003. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average selling prices in the second quarter of 2004 were comparable to the second quarter of 2003 and were 2% higher for the first six months of 2004 compared with 2003. Reflecting the partial implementation of prior price increase announcements, Kronos' average selling prices in the second quarter of 2004 were generally flat compared to the first quarter of 2004, reversing the downward trend in selling prices that has existed since the third quarter of 2003.

Kronos' second quarter 2004 TiO2 sales volumes increased 13% from the second quarter of 2003, as higher sales volumes in European and export markets more than offset the effect of lower volumes in Canada. TiO2 sales volumes for the first six months of 2004 increased 6% from the first six months of 2003. Kronos' second quarter 2004 TiO2 production volumes were 3% higher than the second quarter of 2003, and were 1% higher for the first six months of 2004 compared to 2003, with operating rates at near full capacity in all periods presented. Finished goods inventories at June 30, 2004, which represented 1.8 months of average sales, were lower as compared to December 31, 2003. Kronos' sales and production volumes in the first six months of 2004 were both new records for Kronos.

Corporate expense for 2004 decreased compared to 2003 primarily due to lower environmental remediation and legal expenses.

Securities transactions, net for 2003 included the previously-reported first quarter $2.3 million noncash securities transaction gain ($1.5 million, or $.03 per diluted share, net of income taxes) related to the exchange of the Company's holdings of Tremont Corporation common stock for shares of Valhi, Inc. common stock as a result of a series of merger transactions completed in February 2003.

Interest expense increased due to relative changes in foreign currency exchange rates, which increased the U.S. dollar equivalent of interest expense on Kronos International's euro-denominated Senior Secured Notes by approximately $600,000 and $1.7 million in the second quarter and first six months of 2004, respectively, as compared to the year-ago periods.

The Company's income tax benefit in the 2004 periods includes a second quarter $245.6 million tax benefit ($2.57 per diluted share, net of minority interest) related to the reversal of a deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally net operating loss carryforwards). The reversal of the German valuation allowance reflects Kronos' revised estimate of its ability to utilize its German net operating loss carryforwards in the future under the "more-likely-than-not" recognition criteria. Also in the 2004 periods, the Company recognized a $43.1 million income tax benefit ($.89 per diluted share) related to income tax attributes of a certain subsidiary. This income tax benefit resulted from a settlement agreement recently reached with the U.S. IRS concerning the IRS' previously reported examination of a certain restructuring transaction involving this subsidiary and includes (i) a $12.6 million tax benefit related to a reduction in the amount of additional income taxes and interest which the Company estimates it will be required to pay related to this matter as a result of the settlement agreement and (ii) a $30.5 million tax benefit related to the reversal of a deferred income tax asset valuation allowance related to certain tax attributes of this subsidiary (including a U.S. net operating loss carryforward) which the Company now believes meets the "more-likely-than-not" recognition criteria. In the second quarter of 2003, the Company recognized a $24.6 million income tax benefit ($.52 per diluted share) related to Kronos' previously-reported favorable German court ruling concerning its claim for refund suit.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

o    Future supply and demand for the Company's products,
o    The cyclicality of certain of the Company's businesses,
o    Customer inventory levels,
o    Changes in raw material and other operating costs,
o    The possibility of labor disruptions,
o    General global economic and political conditions,
o    Competitive products and substitute products,
o    Customer and competitor strategies,
o    The impact of pricing and production decisions,
o    Competitive technology positions,
o    Fluctuations in currency exchange rates,
o    Operating interruptions,
o    The ability of the Company to renew or refinance credit facilities,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax controversies,
o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
o    Environmental matters,
o    Government laws and regulations and possible changes therein,
o    The ultimate resolution of pending litigation, and
o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.
o The Company discloses segment profit (formerly referred to as "operating income"). Segment profit is used by the Company's management to assess the performance of the TiO2 operations of Kronos. The Company believes disclosure of segment profit provides useful information to investors because  it  allows  investors  to  analyze  the  performance  of the  TiO2 operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, minority interest, interest expense and certain general corporate items. Corporate items excluded from the determination of segment profit include corporate expense, interest income not attributable to TiO2 operations, securities gains (losses) and noncompete agreement income.

NL Industries, Inc., through its majority-owned subsidiary Kronos Worldwide Inc., is a major international producer of titanium dioxide pigments.

                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In millions, except per share and metric ton data)
                                   (Unaudited)


                                                                  Three months ended          Six months ended
                                                                       June 30,                   June 30,
                                                               -----------------------------------------------------
                                                                   2003        2004          2003         2004
                                                               -----------------------------------------------------

Net sales                                                       $    266.6  $   295.8     $    519.6   $   559.1
Cost of sales                                                        197.6      227.5          386.1       429.8
                                                               ----------- ----------    -----------  ----------

    Gross margin                                                      69.0       68.3          133.5       129.3

Selling, general and administrative expense                           31.0       35.0           60.4        70.2
Other operating income (expense):
  Currency transaction gains (losses), net                            (2.7)        .3           (3.8)         .6
  Contract dispute settlement                                          -          6.3            -           6.3
  Litigation settlement gains, net                                      .7         .5             .7          .5
  Noncompete agreement income                                          -          -               .3         -
  Other income                                                         1.1        -              1.3         -
  Corporate expense                                                  (23.2)      (4.6)         (38.5)      (11.3)
                                                               ----------- ----------    -----------  ----------

    Income from operations                                            13.9       35.8           33.1        55.2

Other income (expense):
  Trade interest income                                                 .2         .2             .4          .4
  Other interest income                                                 .8         .8            1.8         1.6
  Securities transactions, net                                          .2        -              2.4         -
  Interest expense                                                    (8.3)      (8.6)         (16.4)      (17.8)
                                                               -----------  -----------  ------------ ----------

    Income before income taxes and minority interest                   6.8       28.2           21.3        39.4

Income tax benefit                                                   (22.1)    (283.8)         (17.2)     (281.6)

Minority interest in after-tax earnings                                 .1      133.0             .2       137.9
                                                               ----------- ----------    -----------  ----------

    Net income                                                 $      28.8 $    179.0    $      38.3   $   183.1
                                                               =========== ==========    ===========   =========


Basic and diluted net income per share                         $       .60 $     3.70    $       .80  $     3.79
                                                               =========== ==========    ===========  ==========


Weighted-average shares used in the
  calculation of earnings per share:

    Basic shares                                                      47.7       48.4           47.7        48.3

    Dilutive impact of stock options                                    .1     -             -                .1
                                                               ----------- ----------    -----------  ----------

    Diluted shares                                                    47.8       48.4           47.7        48.4
                                                               =========== ==========   ============  ==========

TiO2 data - metric tons in thousands:

  Sales volumes                                                      121.1      136.5          239.5       254.6
  Production volumes                                                 119.5      122.8          236.7       239.7

                               NL INDUSTRIES, INC.

                       RECONCILIATION OF SEGMENT PROFIT TO
                             INCOME FROM OPERATIONS
                                  (In millions)
                                   (Unaudited)


                                                                  Three months ended          Six months ended
                                                                       June 30,                   June 30,
                                                               -----------------------------------------------------
                                                                   2003        2004          2003         2004
                                                               -----------------------------------------------------

Segment profit                                                  $     35.5  $    40.1      $    69.7   $    66.4

Adjustments:

   Trade interest income                                              (.2)        (.2)           (.4)        (.4)

   Litigation settlement gains, net                                    .7          .5            .7           .5
   Noncompete agreement income                                        -           -              .3           -
   Other income                                                       1.1         -             1.3           -

   Corporate expense                                                 (23.2)       (4.6)       (38.5)       (11.3)
                                                               -----------  ----------  -----------   ----------

Income from operations                                          $     13.9   $    35.8   $     33.1   $     55.2
                                                                ==========   =========   ==========   ==========



                     RECONCILIATION OF PERCENTAGE CHANGE IN
                             AVERAGE SELLING PRICES
                                   (Unaudited)


                                                                  Three months ended            Six months ended
                                                                       June 30,                     June 30,
                                                                    2003 vs. 2004                2003 vs. 2004
                                                                  ------------------            ----------------

Percentage change in average selling prices:
    Using actual foreign currency exchange rates                              - %                        +2%
    Impact of changes in foreign currency exchange rates                     -5%                         -7%
                                                                        --------                    --------
    In billing currencies                                                    -5%                         -5%
                                                                        ========                    ========